Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of this Form 20-F of our report dated April 21, 2026, with respect to our audit of the consolidated balance sheets of the Guardforce AI Co., Limited (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of profit or loss, comprehensive loss, changes in equity, and cash flows for each of the three years in the period ended December 31, 2025, and the related notes, which appears as part of this Form.

We also consent to the reference to PKF Littlejohn LLP as an independent registered public accounting firm under the caption “Experts” in this Form.

/s/ PKF Littlejohn LLP

PKF Littlejohn LLP

London, United Kingdom

April 21, 2026

PKF Littlejohn LLP, Chartered Accountants. A list of members’ names is available at the address below. PKF Littlejohn LLP is a limited liability partnership registered in England and Wales No. OC342572. Registered office at 30 Churchill Place, London E14 5RE. PKF Littlejohn LLP is a member of PKF Global, the network of member firms of PKF International Limited, each of which is a separate and independent legal entity and does not accept any responsibility or liability for the actions or inactions of any individual member or correspondent firm(s).	PKF Littlejohn LLP 30 Churchill Place London E14 5RE T: +44 (0)20 7516 2200 pkf-l.com